UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2006
APACHE CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	1-4300	41-0747868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (713) 296-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as set forth by specific reference in such filing.
Item 7.01. Regulation FD Disclosure.
In its quarterly letter to shareholders for the quarter ended March 31, 2006, which will be distributed shortly, Apache Corporation will announce an update on preferential rights exercises relating to the previously announced BP Gulf of Mexico acquisition. At the time of the original BP announcement, Apache indicated that a number of the properties in the package were subject to preferential rights to purchase by other interest owners. As of June 1, 2006, other interest owners had exercised their preferential rights to purchase $379 million of properties, with decisions on $116 million of assets still outstanding. The final results of preferential rights exercises will not be known for a few weeks; however, presently, Apache is assured of acquiring $805 million of properties, or 62 percent of the transaction’s original value and 75 percent of the reserves. These totals may rise to $921 million and 83 percent of the reserves depending on the election of the owners in those fields still outstanding.
Apache is assured of acquiring nine operated fields and two non-operated fields that have estimated proved reserves of 19 million barrels of liquid hydrocarbons and 146 billion cubic feet (Bcf) of natural gas (86 percent is operated). The remaining fields still subject to preferential rights (one operated and one non-operated) could add 1 million barrels and 15 Bcf to the total. On the fields, Apache has identified 49 drilling locations and 4 million barrels of liquids and 24 Bcf of natural gas in probable and possible reserves. The transaction is expected to close by the end of the second quarter.
The transaction is expected to be additive to earnings and cash flow going forward. Currently, assets that have cleared the preferential rights process have net production of 3,600 barrels of liquid hydrocarbons and 85 million cubic feet (MMcf) of natural gas per day, with 350 barrels and 10 MMcf per day still awaiting election by preferential rights holders. Production is expected to grow over the next two years as fields damaged in the 2005 hurricanes are brought back online. BP retains liability for plugging and abandoning numerous platforms, wells and facilities toppled or damaged beyond repair by the hurricanes.
Because of the impact of preferential rights elections on the size of the BP transaction and the one-month delay in finalizing the Argentina acquisition, Apache will also modify its production growth outlook slightly, from a range of 12 percent to 17 percent to a range of 10 percent to 15 percent. With production slated to increase and Apache’s strong financial position, the company’s Board of Directors authorized purchasing up to 15 million shares of the company’s common stock. As of May 30, 2006, 2 million shares had been purchased at an average price of $71.69 per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APACHE CORPORATION
Date: June 5, 2006	/s/ Roger B. Plank
Roger B. Plank
Executive Vice President and Chief Financial Officer